Exhibit 10.3

EXECUTION COPY

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is dated as of September 2, 2010 (the “Closing Date”) and is among Verenium Corporation, a Delaware corporation (the “Company”), BP Biofuels North America LLC, a Delaware limited liability company (“Purchaser”), and JPMorgan Chase Bank, National Association, a national banking association, as escrow agent (the “Escrow Agent”). Capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed thereto in the Purchase Agreement (as defined below).

WHEREAS, the Company and Purchaser are parties to an Asset Purchase Agreement dated as of July 14, 2010 (as amended, modified or supplemented in accordance with the terms thereof, the “Purchase Agreement”).

WHEREAS, pursuant to Section 1.11 of the Purchase Agreement Purchaser is required to deposit an amount equal to Five Million Dollars ($5,000,000) with the Escrow Agent hereunder to secure the indemnification and payment obligations of the Company under Section 1.9(c) and Article IX of the Purchase Agreement.

WHEREAS, the Escrow Agent is willing to act as escrow agent with respect to the Escrow Deposit (as defined below) pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, and for other good, fair and valuable consideration and reasonably equivalent value, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto do agree as follows, intending to be legally bound:

1. APPOINTMENT OF ESCROW AGENT.

The Company and Purchaser hereby appoint the Escrow Agent as the escrow agent in accordance with the terms and conditions set forth herein, and the Escrow Agent hereby accepts such appointment.

2. ESTABLISHMENT OF ESCROW ACCOUNT.

(a) Purchaser hereby deposits with the Escrow Agent immediately available funds in the amount of Five Million Dollars ($5,000,000) (the “Escrow Deposit”) to be held in escrow by the Escrow Agent. The Escrow Agent accepts the Escrow Deposit and agrees to establish and maintain a separate account (the “Escrow Account”) therefor in its capacity as Escrow Agent pursuant to the terms of this Agreement. The Escrow Deposit, together with any investment earnings thereon, is hereinafter collectively referred to as the “Escrow Amount.”

(b) In the event funds transfer instructions are given (other than in writing at the time of execution of this Agreement), whether in writing or by telecopier, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Exhibit A hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated.

Each funds transfer instruction shall be executed by an authorized signatory; a list of such authorized signatories is set forth on Exhibit A. The undersigned is authorized to certify that the signatories on Exhibit A are authorized signatories. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Exhibit A, the Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of the applicable party’s executive officers (“Executive Officers”), which shall include the titles of Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Vice President and Secretary, as the Escrow Agent may select. The Escrow Agent may rely upon the confirmation of anyone purporting to be any such Executive Officer. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the parties to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. The parties to this Agreement acknowledge that these security procedures are commercially reasonable.

3. INVESTMENT.

(a) The Escrow Agent agrees to invest and reinvest all available funds in the Escrow Account in the JPMorgan Chase Bank Money Market Account (“MMDA”), unless otherwise directed by Purchaser and as shall be acceptable to the Escrow Agent. The MMDA has rates of compensation that may vary from time to time based upon market conditions.

(b) The parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Account or the purchase, sale, retention or other disposition of any investment described herein.

(c) No investment shall mature later than thirty (30) days from investment. Interest and other earnings on investments described herein shall be added to the Escrow Account. Any loss or expense incurred as a result of an investment will be borne by the Escrow Account. In the event that the Escrow Agent does not receive directions to invest funds held in the Escrow Account, the Escrow Agent shall invest such funds in the JPMorgan Chase Bank Money Market Account, or a successor or similar investment offered by the Escrow Agent.

(d) The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent shall send statements to each of the parties hereto on a monthly basis reflecting activity in the Escrow Account for the preceding month. In doing so, the Escrow Agent may provide a statement containing information regarding any deposits and disbursements and a separate statement reflecting the investment detail, including the balance, purchases, sales, and interest postings. Although the Company and Purchaser each recognizes that it may obtain a broker confirmation or written statement containing comparable information from the Escrow Agent at no additional cost, the Company and Purchaser hereby agree that confirmations of investments are not required to be issued by the Escrow Agent for each month in which a monthly statement is rendered except when such confirmations are specifically requested by the Company or Purchaser.

(e) The Company and Purchaser acknowledge and agree that the delivery of the escrowed property is subject to the sale and final settlement of investments described herein. Proceeds of a sale of investments will be delivered on the Business Day on which the appropriate instructions are delivered to the Escrow Agent if received prior to the deadline for same day sale of such investments. If such instructions are received after the applicable deadline, proceeds will be delivered on the next succeeding Business Day.

4. DISBURSEMENT OF ESCROW ACCOUNT.

(a) The Escrow Agent is authorized by the Company and Purchaser to disburse the Escrow Amount only as follows:

(i) in accordance with joint instructions of the Company and Purchaser set forth in any written letter of direction to the Escrow Agent executed by the Company and Purchaser; or

(ii) in accordance with the instruction of Purchaser pursuant to Section 4(b) below; or

(iii) in accordance with the instruction of the Company pursuant to Section 4(c), Section 4(d) or Section 4(e) below; or

(iv) in accordance with Section 8 below for reimbursement to the Company for any tax payment made by the Company on interest or other income earned under this Agreement.

(b) At any time and from time to time by 5:00 pm, CST, prior to the earlier to occur of (A) the Final Distribution Date (as defined in Section 4(d) below), or (B) the release of all of the Escrow Amount pursuant to this Section 4(b) or Section 4(e), if Purchaser (on behalf of the Purchaser Indemnitees) obtains a final, non-appealable judgment from a court of competent jurisdiction (for the purpose of enforcing a Decision (as defined in Section 5(c) below)) regarding a claim for indemnification that the Purchaser Indemnitees is entitled to receive at such time pursuant to the Purchase Agreement (a “Payment Claim”), Purchaser (on behalf of the Purchaser Indemnitees) shall deliver to the Escrow Agent a written notice (a “Payment Notice”) including a copy of such judgment and the amount of indemnification adjudicated in such judgment (the “Payment Amount”). Purchaser (on behalf of the Purchaser Indemnitees) shall also simultaneously deliver to the Company a copy of such Payment Notice. On or before the second (2nd) Business Day following the Escrow Agent’s receipt of such Payment Notice, the Escrow Agent shall release by wire transfer to an account or accounts designated by Purchaser in such Payment Notice an amount of the Escrow Amount from the Escrow Account equal to the Payment Amount as set forth in such Payment Notice. It is expressly acknowledged and agreed that the Company shall have no right to object or protest a Payment Notice delivered by Purchaser to the Escrow Agent hereunder (and the Escrow Agent is hereby instructed to disregard any such objection or protest by the Company) or the release of all or any portion of the Escrow Amount from the Escrow Account in accordance with such Payment Notice.

(c) On the third (3rd) Business Day following the nine (9) month anniversary of the Closing Date (the “First Distribution Date”), the Escrow Agent shall release and distribute to the Company, by wire transfer to an account or accounts designated by the Company in writing, an amount equal to fifty percent (50%) of the outstanding balance of the Escrow Amount as of the First Distribution Date, and to the extent the remaining Escrow Amount is less than the aggregate Asserted Damages Amount (as defined in Section 5(a) below) or the contested portion of such Asserted Damages Amount, as the case may be, with respect to all Payment Claims which have not then been resolved (the “Pending Claim Amount”) as of the First Distribution Date, less the amount of the Pending Claim Amount in excess of fifty percent (50%) of the outstanding balance of the Escrow Amount.

(d) On the third (3rd) Business Day following the eighteen (18) month anniversary of the Closing Date (the “Final Distribution Date”), the Escrow Agent shall release and distribute to the Company, by wire transfer to an account or accounts designated by the Company in writing, an amount equal to one hundred percent (100%) of the outstanding balance of the Escrow Amount as of the Final Distribution Date, less the Pending Claim Amount as of the Final Distribution Date (the “Escrow Reserve”). After the Final Distribution Date, the outstanding balance of the Escrow Reserve or any portion thereof shall be released in accordance with Section 4(a)(i) hereof.

(e) In the event the Company is irrevocably required prior to the Final Distribution Date to redeem Notes (the “Notes Redemption Obligation”) with an aggregate principal amount of at least Fifty Million Dollars ($50,000,000), then the Company shall deliver to the Escrow Agent and Purchaser a written notice setting forth in reasonable detail the Note Redemption Obligation (the “Redemption Notice”). For purposes of this Agreement, Notes shall collectively mean (i) the 5.50% senior convertible notes due 2027 issued by the Company pursuant to the Indenture dated as of March 28, 2007, entered into between Diversa Corporation and Wells Fargo Bank, National Association, as trustee, (ii) the 8% senior convertible notes due April 1, 2012 issued by the Company and (iii) the 9.00% convertible senior secured notes due April 1, 2027 issued by the Company pursuant to the Indenture dated September 1, 2009 between Verenium Corporation and Wells Fargo Bank, National Association, as trustee. On or before the third (3rd) Business Day following the Escrow Agent’s receipt of the Redemption Notice, the Escrow Agent shall release by wire transfer to an account or accounts designated by the Company in such Redemption Notice an amount equal to one hundred percent (100%) of the then outstanding balance of the Escrow Amount.

5. INDEMNIFICATION CLAIMS.

(a) If any Purchaser Indemnitee seeks indemnification under Article IX of the Purchase Agreement and makes a claim against the Escrow Amount with respect thereto, Purchaser shall deliver, in good faith, a written demand (an “Indemnification Demand”) to the Company and the Escrow Agent which contains (i) a description and the amount (the “Asserted Damages Amount”) of any Damages incurred by the Purchaser Indemnitee, (ii) a statement that Purchaser Indemnitee is entitled to indemnification under Article IX of the Purchaser Agreement for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the Asserted Damages Amount.

(b) No later than 5:00 pm CST on the forty-fifth (45th) calendar day after delivery of an Indemnification Demand to the Company and the Escrow Agent, the Company shall deliver to Purchaser and the Escrow Agent a written response (the “Response”) in which it shall (i) agree that the Purchaser Indemnitee is entitled to receive all of the Asserted Damages Amount, (ii) agree that Purchaser Indemnitee is entitled to receive part, but not all, of the Asserted Damages Amount (such portion, the “Agreed Portion”) or (iii) dispute that Purchaser Indemnitee is entitled to receive any of the Asserted Damages Amount. In the event that the Company does not deliver a Response within such forty-five (45) day period, the Company shall be deemed to have accepted the Indemnification Demand and agreed that the Asserted Damages Amount shall be promptly distributed from the Escrow Account to the Purchaser Indemnitee.

(c) In the event that the Company shall agree that the Purchaser Indemnitee is entitled to receive the Asserted Damages Amount or the Agreed Portion, the Company and Purchaser shall direct the Escrow Agent to distribute such amount from the Escrow Account to the Purchaser Indemnitee in accordance with Section 4(a)(i) hereof. In the event that the Company shall (i) dispute that the Purchaser Indemnitee is entitled to receive any of the Asserted Damages Amount, or (ii) agree that the Purchaser Indemnitee is entitled only to the Agreed Portion of the Asserted Damages Amount (“Disputed Claims”), for a period of forty-five (45) days from the receipt of the Response, the Company and Purchaser shall attempt in good faith to agree upon the rights of the respective parties with respect to the Disputed Claims. If the Company and Purchaser should so agree regarding the respective rights and/or settle the Disputed Claims, then the Company and Purchaser shall direct the Escrow Agent to distribute any such amount from the Escrow Account to the Purchaser Indemnitee in accordance with Section 4(a)(i) hereof. If the Company and Purchaser shall not agree regarding the respective rights and/or settle the Disputed Claims, then either the Company or Purchaser may initiate binding arbitration proceedings in the State and City of New York in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the “AAA Rules”). If the Company and Purchaser fail to mutually select an arbitrator within five (5) Business Days following notice to the other party of the initiation of the arbitration proceeding, then arbitration will be conducted by three arbitrators: one selected by the Company; one selected by Purchaser; and the third selected by the first two arbitrators. The Company and Purchaser shall agree to use all reasonable efforts to cause the arbitration hearing to be conducted within seventy-five (75) days after the appointment of the mutually-selected arbitrator or the last of the three arbitrators, as the case may be, and to use all reasonable efforts to cause the decision of the arbitrator(s) to be furnished within ninety-five (95) days after the appointment of the mutually-selected arbitrator or the last of the three arbitrators, as the case may be. The Company and Purchaser shall further agree that discovery shall be completed at least ten (10) days prior to the date of the arbitration hearing. The decision of the arbitrator(s) (the “Decision”) shall relate solely: (i) to the resolution of the Disputed Claims; and (ii) to the determination of the non-prevailing party as provided below. The Decision shall be furnished to the Company, Purchaser and the Escrow Agent in writing and shall constitute a conclusive determination of the issue(s) in question, binding upon the Company, Purchaser and the Purchaser Indemnitees and shall not be contested by any of them. The non-prevailing party in any arbitration shall pay the reasonable expenses (including attorneys’ fees) of the prevailing party, any additional reasonable fees and expenses (including reasonable attorneys’ fees) of the Escrow Agent, and the fees and expenses associated with the arbitration (including the arbitrators’ fees and expenses). For purposes of this Section 5(c), the non-prevailing party shall be determined solely by the arbitrator(s).

6. CONCERNING THE ESCROW AGENT.

Notwithstanding any provision contained herein to the contrary, the Escrow Agent, including its officers, directors, employees and agents, shall:

(a) not be liable for any action taken, suffered or omitted to be taken by it except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to either party;

(b) have no responsibility to inquire into or determine the genuineness, authenticity, or sufficiency of any securities, checks, or other documents or instruments submitted to it in connection with its duties hereunder;

(c) be entitled to deem the signatories of any documents or instruments submitted to it hereunder as being those purported to be authorized to sign such documents or instruments on behalf of the parties hereto, and shall be entitled to rely upon the genuineness of the signatures of such signatories without inquiry and without requiring substantiating evidence of any kind;

(d) be entitled to refrain from taking any action contemplated by this Agreement in the event that it becomes aware of any disagreement between the parties hereto as to any facts or as to the happening of any contemplated event precedent to such action;

(e) have no responsibility or liability for any diminution in value of any assets held hereunder which may result from any investments or reinvestment made in accordance with any provision which may be contained herein;

(f) be entitled to compensation for its services hereunder as per Exhibit B attached hereto, which is made a part hereof, and for reimbursement of its out-of-pocket expenses including, but not by way of limitation, the fees and costs of attorneys or agents which it may find necessary to engage in performance of its duties hereunder, along with any fees or charges levied by any governmental authority in connection with the Escrow Agent’s performance of its duties hereunder which the Escrow Agent may impose, charge or pass-through, all to be paid equally by the Company and Purchaser, and the Escrow Agent shall have, and is hereby granted, a prior lien upon any property, cash, or assets of the Escrow Account, with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities;

(g) be entitled and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses or unsatisfied indemnification rights from amounts on deposit in the Escrow Account;

(h) be under no obligation to invest the deposited funds or the income generated thereby until it has received a Form W-9 or W-8, as applicable, from the Company and Purchaser, regardless of whether such party is exempt from reporting or withholding requirements under the Internal Revenue Code of 1986, as amended;

(i) be, and hereby is, jointly and severally indemnified and saved harmless by the Company and Purchaser from any and all losses, liabilities, claims, proceedings, suits, demands, penalties, costs and expenses, including without limitation fees and expenses of outside and internal counsel and experts and their staffs and all expenses of document location, duplication and shipment and of preparation to defend any of the foregoing (“Losses”), which may be incurred by it as a result of its execution, delivery or performance of this Agreement, unless such Losses shall have been finally adjudicated to have been primarily caused by the willful misconduct or gross negligence of the Escrow Agent, and the provisions of this section shall survive the resignation or removal of the Escrow Agent and the termination of this Agreement. The Company and Purchaser further agree amongst themselves that each shall be responsible for 50% of such Losses, and to the extent the Company or Purchaser pays more than 50% of any such Losses, such party shall be entitled to reimbursement from the non-paying party. To the extent any Loss is caused by the Company, the Company shall indemnify and hold harmless Purchaser from any and all such Losses. To the extent any Loss is caused by Purchaser, Purchaser shall indemnify and hold harmless the Company from any and all such Losses. For the avoidance of doubt, it is understood and agreed that the preceding three sentences are not applicable to the Escrow Agent and shall not be construed to limit in any way the indemnity obligations of the Company and the Purchaser to the Escrow Agent, which are set forth in the first sentence of this section;

(j) in the event that (i) any dispute shall arise between the parties with respect to the disposition or disbursement of any of the assets held hereunder or (ii) the Escrow Agent shall be uncertain as to how to proceed in a situation not explicitly addressed by the terms of this Agreement whether because of conflicting demands by the other parties hereto or otherwise, the Escrow Agent shall be permitted to interplead all of the assets held hereunder into a court of competent jurisdiction, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets. The parties hereto other than the Escrow Agent further agree to pursue any redress or recourse in connection with such a dispute, without making the Escrow Agent a party to same;

(k) have only those duties as are specifically provided herein, which shall be deemed purely ministerial in nature, and shall under no circumstance be deemed a fiduciary for any of the parties to this Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument or document between the other parties hereto, in connection herewith, including without limitation the Purchase Agreement. This Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred from the terms of this Agreement or any other Agreement. IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL LOSSES OR DAMAGES OF ANY KIND WHATSOEVER (INCLUDING BUT NOT LIMITED TO LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION;

(l) have the right, but not the obligation, to consult with counsel of choice and shall not be liable for action taken or omitted to be taken by Escrow Agent in good faith in accordance with the advice of such counsel; if the Escrow Agent becomes involved in litigation on account of this Agreement, it shall have the right to retain counsel and shall have a first lien on the property deposited hereunder for any and all costs, attorneys’ fees, charges, disbursements, and expenses in connection with such litigation; and shall be entitled to reimburse itself therefor out of the property deposited hereunder, and if it shall be unable to reimburse itself from the property deposited hereunder, the parties hereto jointly and severally agree to pay to the Escrow Agent on demand its reasonable charges, counsel and attorneys’ fees, disbursements, and expenses in connection with such litigation; and

(m) have the right to perform any of its duties hereunder through agents, attorneys, custodians or nominees.

Any banking association or corporation into which the Escrow Agent may be merged, converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any banking association or corporation to which all or substantially all of the escrow business of the Escrow Agent shall be transferred, shall succeed to all the Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

7. ATTACHMENT OF ESCROW FUND; COMPLIANCE WITH LEGAL ORDERS.

In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

8. TAXPAYER IDENTIFICATION NUMBERS (“TINS”).

The Company and Purchaser have provided the Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8, or W-9 and/or other required documentation. The Company and Purchaser each represent that its correct TIN assigned by the IRS, or any other taxing authority, is set forth in the delivered forms. The Company and Purchaser further represent and warrant to the Escrow Agent that the transaction memorialized in the Purchase Agreement does not constitute an installment sale requiring any tax reporting or withholding of imputed interest or original issue discount to the IRS or other taxing authority. In addition, all interest or other income earned under this Agreement shall be allocated to the Company; provided that the Escrow Agent shall promptly reimburse the Company from the Escrow Account for any tax payment made by the Company on interest or other income earned under this Agreement upon receipt of written direction from the Company, providing reasonable evidence for such tax payment. All interest or other income earned under this Agreement shall be reported, as and to the extent required by law, by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow by the Company whether or not said income has been distributed during such year. Any other tax returns required to be filed will be prepared and filed by Purchaser and/or the Company with the IRS and any other taxing authority as required by law, including but not limited to any applicable reporting or withholding pursuant to the Foreign Investment in Real Property Tax Act (“FIRPTA”). The Company and Purchaser acknowledge and agree that Escrow Agent shall have no responsibility for the preparation and/or filing of any tax return or any applicable FIRPTA reporting or withholding with respect to the Escrow Deposit or any income earned by the Escrow Deposit. The Company and Purchaser further acknowledge and agree that any taxes payable from the income earned on the investment of any sums held in the Escrow Deposit shall be paid by the Company. In the absence of written direction from the Company and Purchaser, all proceeds of the Escrow Fund shall be retained in the Escrow Fund and reinvested from time to time by the Escrow Agent as provided in this Agreement. The Escrow Agent shall withhold any taxes it deems appropriate, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities.

9. RESIGNATION OR REMOVAL OF ESCROW AGENT.

The Escrow Agent may resign as such following the giving of thirty (30) days’ prior written notice to the Company and Purchaser. Similarly, the Escrow Agent may be removed and replaced following the giving of thirty (30) days’ prior joint written notice by the Company and Purchaser to the Escrow Agent. In either event, the duties of the Escrow Agent shall terminate thirty (30) days after receipt of such notice (or as of such earlier date as may be mutually agreeable); and the Escrow Agent shall then deliver the balance of the moneys or assets then in its possession to a successor escrow agent as shall be appointed by the Company and Purchaser as evidenced by a joint written notice filed with the Escrow Agent.

If the Company and Purchaser have failed to appoint a successor prior to the expiration of thirty (30) days following receipt of the notice of resignation or removal, the Escrow Agent may appoint a successor or petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Company and Purchaser.

10. TERMINATION.

Upon delivery of all proceeds of the Escrow Account by the Escrow Agent (or a successor escrow agent appointed pursuant to Section 9) in accordance with this Agreement and the Purchase Agreement, this Agreement shall terminate.

11. NOTICES.

All communications hereunder shall be in writing only by confirmed facsimile and shall be deemed to be duly given after having been received and after the receiving party has had a reasonable time to act upon such communication. Notwithstanding the above, in the case of communications delivered to the Escrow Agent whereby the Escrow Agent must act based on a specified number of days upon its receipt of such communication, if applicable, such communications shall be deemed to have been given on the date received by the Escrow Agent. Notices shall be addressed as follows:

(i)	If to the Company:	Verenium Corporation 55 Cambridge Parkway Cambridge, MA 02142 Attention: Chief Legal Officer and Chief Financial Officer Fax: (617) 674-5353

	and to:	Cooley LLP Attention: M. Wainwright Fishburn 4401 Eastgate Mall San Diego, California 92121 Fax: (858) 550-6420

(ii)	If to Purchaser:	BP Biofuels North America LLC Attention: President 150 West Warrenville Road Naperville, IL 60563 Fax: (630) 836-5855

	and to:	DLA Piper LLP (US) Attention: Brendan Head 203 North LaSalle Street, Suite 1900 Chicago, Illinois 60601 Fax: (312) 630-5359

(iii)	if to the Escrow Agent:	JPMorgan Chase Bank, National Association 420 W. Van Buren, Mail Code IL1-0113 Chicago, IL 60606 Attention: Rory Nowakowski Fax Number: (312) 954-0430

For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

12. GOVERNING LAW, COUNTERPARTS.

This Agreement shall be construed in accordance with the laws of the State of New York. It may be executed in several counterparts, each one of which shall constitute an original and all collectively shall constitute but one instrument. Each party irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of New York. To the extent that in any jurisdiction either party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution attachment (before or after judgment), or other legal process, such party shall not claim, and it hereby irrevocably waives, such immunity. Each party further hereby waives any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement.

13. AMENDMENT, MODIFICATION OR WAIVER.

This Agreement may be amended or modified and any term of this Agreement may be waived if such amendment, modification or waiver is in writing and signed by all parties.

14. ASSIGNMENTS OF INTERESTS.

This Agreement shall be binding upon and shall inure to the benefit of each of the Company and Purchaser and each of their respective permitted successors and assigns. No assignment of the interest of the Company or Purchaser shall be binding upon the Escrow Agent unless and until written notice of such assignment shall be delivered to and acknowledged by the Escrow Agent.

15. FORCE MAJEURE.

Notwithstanding any other provision of this Agreement, the Escrow Agent shall not be obligated to perform any obligation hereunder and shall not incur any liability for the nonperformance or breach of any obligation hereunder to the extent that the Escrow Agent is delayed in performing, unable to perform or breaches such obligation because of acts of God, war, terrorism, fire, floods, strikes, electrical outages, equipment or transmission failures, or other causes reasonably beyond its control.

16. IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT.

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When an account is opened, the Escrow Agent will ask for information that will allow it to identify relevant parties.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

VERENIUM CORPORATION

By:	/s/ Carlos A. Riva
	Name:	Carlos A. Riva
	Title:	President and Chief Executive Officer

BP BIOFUELS NORTH AMERICA LLC

By:	/s/ Susan A Ellerbusch
	Name:	Susan A. Ellerbusch
	Title:	President

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Escrow Agent

By:	/s/ Rory Nowakowski
	Name:	Rory Nowakowski
	Title:	Vice President

[Signature Page – Escrow Agreement]

EXHIBIT A

TELEPHONE NUMBER(S) AND SIGNATURE(S) FOR

PERSON(S) DESIGNATED TO GIVE FUNDS TRANSFER INSTRUCTIONS

If to the Company:

	Name	Telephone Number	Signature

1.

2.

3.

If to Purchaser:

	Name	Telephone Number	Signature

1.

2.

3.

TELEPHONE NUMBER(S) FOR CALL-BACKS AND

PERSON(S) DESIGNATED TO CONFIRM FUNDS TRANSFER INSTRUCTIONS

If to the Company:

	Name	Telephone Number

1.

2.

A-1

If to Purchaser:

	Name	Telephone Number

1.

2.

All funds transfer instructions must include the signature of the person(s) authorizing said funds transfer and must not be the same person confirming said transfer.

A-2

EXHIBIT B

SCHEDULE OF ESCROW AGENT FEES

Escrow Agent Services

New Account Acceptance Fee	$0
Payable upon Account Opening

Minimum Administrative Fee	$3,000
Payable Upon Account Opening and in Advance each year in which we act as Escrow Agent

A New Account Acceptance Fee will be charged for the Bank’s review of the Escrow Agreement along with any related account documentation. The account will be invoiced in the month in which the account is opened and annually thereafter and fees will not be pro-rated. Payment of the invoice is due 30 days following receipt.

The Administrative Fee will cover a maximum of ten (10) annual administrative hours for the Bank’s standard Escrow services including account setup, safekeeping of assets, investment of funds, collection of income and other receipts, preparation of statements comprising account activity and asset listing, and distribution of assets in accordance with the specific terms of the Escrow Agreement. These fees cover a full year, or any part thereof, and thus are not prorated in the year of termination.

Extraordinary Services and Out-of-Pocket Expenses:

Any additional services beyond our standard services as specified above, such as annual administrative activities in excess of ten (10) hours and all reasonable out-of-pocket expenses including attorney’s fees will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at the Bank’s standard rate.

Modification of Fees:

Circumstances may arise necessitating a change in the foregoing fee schedule. The Bank will attempt at all times, however, to maintain the fees at a level that is fair and reasonable in relation to the responsibilities assumed and the duties performed.

Disclosure & Assumptions:

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The escrow deposit shall be continuously invested in the JPMorgan Chase Bank Money Market Account, or if directed otherwise, Escrow Agent shall execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity.

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To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When an account is opened, we will ask for information that will allow us to identify relevant parties.

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